AMENDMENT NO. 1

TO

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT NO. 1 TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTE (as the same may be further amended, this “Amendment”), dated as of March 2, 2012, is made by and among Wired Associates Solutions, Inc., a Nevada corporation (the “Company”) and Omega Global Enterprises, LLC, a Delaware limited liability company (the “Holder”).

Preliminary Statement

WHEREAS, the Company is the issuer and the Holder is the holder of the senior secured convertible promissory note dated January 23, 2012, in the aggregate Principal Amount of $102,259.37 a copy of which is attached hereto as Exhibit A (the “Note”); and

WHEREAS, the Company and the Holder desire to amend certain provisions of the Note as described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Capitalized Terms. Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Note.

2. Amendments to Note.

(a) Principal Amount. The Principal Amount of the Note is hereby increased by $50,000 (the “Advance”) and amended from US$102,259.37 to US$152,259.37. All references to “Principal Amount” in the Note shall be to the Principal Amount as increased by the Advance amended by this Amendment.

(b) Interest. Interest on the increased Principal Amount of the Note shall accrue from the date of the Advance.

(c) Conversion Notice. The Form of Notice of Conversion attached to the Note as Exhibit A is hereby deleted in its entirety, and the Form of Notice of Conversion attached hereto as Exhibit B shall be substituted in lieu thereof.

3. Ratification. Except as expressly amended hereby, all of the terms, provisions and conditions of the Note are hereby ratified and confirmed in all respects by each party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

4. Entire Agreement. This Amendment and Note, as amended, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect thereto.

5. Amendments. No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all parties hereto.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Each party shall be entitled to rely on a facsimile signature of any other party hereunder as if it were an original.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.

8. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9. Event of Default. This Amendment is entitled to the security and benefits of the Note. Upon the occurrence of any Event of Default under the Note, the Principal Amount and accrued interest hereon and thereon may be concurrently declared to be and shall thereupon become, forthwith, due and payable.

[Remainder of Page Deliberately Left Blank]

2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

WIRED ASSOCIATES SOLUTIONS, INC.

By:	/s/ Justin Jarman
Name:	Justin Jarman
Title:	Chief Executive Officer

OMEGA GLOBAL ENTERPRISES, LLC

By:	/s/ Steven Spiegel
Name:	Steven Spiegel
Title:	Managing Member

[Signature Page to Amendment No. 1 to Senior Secured Convertible Promissory Note]

EXHIBIT A

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

EXHIBIT B

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $                                      of the Principal Amount of the above Note, dated January 23, 2012, as amended, into shares of Common Stock of Wired Associates Solutions, Inc. (the “Company”) according to the conditions hereof, as of the date written below.

Date of Conversion

Applicable Conversion Price

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Name of bank/broker due to receive the underlying Common Stock:

Bank/broker’s four digit “DTC” participant number

(obtained from the receiving bank/broker):

Signature

[Name]

Address: